Sierra Pacific Resources
6100 Neil Road
Reno, Nevada  89511

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sierra Pacific Resources and subsidiaries for the periods ended March 31, 1998 and 1997, as indicated in our report dated April 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by referenced in Registration Statement No. 333-4374 on Form S-3 and Registration Statement Nos. 2-92454, 33-87646, and 33-48152 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by and accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Reno, Nevada
May 12, 1998

                                      13